Exhibit 3.4

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

of

ViewRay, Inc.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

The undersigned, Chris A. Raanes, President and Chief Executive Officer of ViewRay, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the “Board of Directors”) has duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, which authorizes the issuance of Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share of the Corporation (the “Preferred Stock), issuable from time to time in one or more series, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”).

RESOLVED, that each share of Series A Convertible Preferred Stock shall rank equally in all respects with and shall have all the same rights and privileges as a share of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), except as set forth in the following provisions:

1.Number and Designation.  3,000,581 shares of Preferred Stock shall be designated as Series A Convertible Preferred Stock.  The number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

2.Rights and Preferences Generally.  Except as set forth in this Certificate of Designation or as otherwise required by applicable law, the Series A Convertible Preferred Stock shall have the same rights and privileges as the Common Stock, including, without limitation, that the Series A Convertible Preferred Stock shall rank equally with the Common Stock with respect to any dividend, liquidation, winding-up or dissolution of the Corporation.

3.Voting Rights. The holders of the Series A Convertible Preferred Stock shall have no voting rights with respect to the election or composition of the Corporation’s Board of Directors.  Other than as set forth in the foregoing sentence or as required by applicable law, the holders of the Series A Preferred Stock shall be entitled to vote on all and only those matters with respect to which the holders of Common Stock are entitled to vote, and shall vote together with the holders of the Common Stock as a single class on an as-converted to Common Stock basis, and not as a separate class.

4.Conversion.

(a)Conversion by the Holder.  Subject to the provisions of this Section 4, each holder of the Series A Convertible Preferred Stock shall have the right, at such holder’s option, to convert any or all outstanding shares of the Series A Convertible Preferred Stock held by such holder, in whole or in part, into fully paid and non-assessable shares of Common Stock on a one-for-one basis, subject to adjustment as provided herein (the “Conversion Rate”).

(i)In order to exercise the conversion privilege, the holder of the shares of Series A Convertible Preferred Stock to be converted shall surrender the certificates or book entry entitlements representing such shares at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted.  Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Convertible Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

(ii)As promptly as practicable after the surrender by the holder of the shares of the Series A Convertible Preferred Stock for conversion pursuant to this Section 4, the Corporation shall issue and deliver to such holder or on the holder’s written order to the holder’s transferee the whole number of shares of Common Stock issuable upon conversion.

(iii)Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the shares of Series A Convertible Preferred Stock were surrendered and notice of conversion was received by the Corporation.  The Person in whose name or names the shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date, and such conversion shall be into a number of shares of Common Stock equal to the product of the number of shares of Series A Convertible Preferred Stock surrendered times the Conversion Rate in effect at such time on such date.  All shares of Common Stock delivered upon conversion of the Series A Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.  Upon the surrender of shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive Common Stock and other amounts payable pursuant to this Section 4.

(b)Automatic Conversion.  Each share of the Series A Convertible Preferred Stock shall automatically be converted into non-assessable shares of Common Stock at the then effective Conversion Rate upon the Transfer of such share of the Series A Convertible Preferred Stock to a Person that is not an Affiliate of the holder (“Automatic Conversion”).

(i)In the event of an Automatic Conversion, each share of Series A Convertible Preferred Stock that is Transferred in accordance with Section 4(b) shall be converted automatically without any further action by the holder of such share.

(ii)For purposes of this Certificate of Designation,

(A)the term, “Affiliate” means, with respect to a Person, any other Person, that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

(B)the term, “Transfer” or “Transferred” means the direct or indirect sale (including open market sales), assignment, transfer or disposal of, by operation of law or otherwise, of any share of Series A Convertible Preferred Stock.

(c)Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the shares of Series A Convertible Preferred Stock were surrendered and notice of conversion was received by the Corporation, or in the case of Automatic Conversion, on the date of closing or settlement of the Transfer.  The Person in whose name or names the shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date, and such conversion shall be into a number of shares of Common Stock equal to the product of the number of shares of Series A Convertible Preferred Stock surrendered times the Conversion Rate in effect at such time on such date.  All shares of Common Stock delivered upon conversion of the Series A Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.  Upon the surrender or Automatic Conversion of shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive Common Stock and other amounts payable pursuant to this Section 4.

(d)The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as may be required to effect conversions of the Series A Convertible Preferred Stock.

(e)In connection with the conversion of any shares of Series A Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued.  In lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price Per Common Share on the day on which such shares of Series A Convertible Preferred Stock are deemed to have been converted.  “Current Market Price Per Common Share” means, on any determination date, the average of the Daily Prices (as defined below) per share of Common Stock for the 20 consecutive trading days immediately prior to such date.  If, on any determination date, the shares of Common Stock are not traded on a national securities exchange or quoted by any regulated quotation service, the Current Market Price Per Common Share shall be the fair market value per share as determined in good faith by the Board of Directors.  “Daily Price” means  if the shares of Common Stock are then listed and traded on a national securities exchange, the closing price on the applicable day as reported by the principal national securities exchange on which such shares are listed and traded and  if such shares are not then listed and traded on a national securities exchange, the closing price on such day as quoted by any regulated quotation service.

5.Anti-dilution Adjustments.

(a)Common Stock Dividends and Distributions.  If the Corporation shall declare and pay a dividend or make a distribution on Common Stock payable in Common Stock, the Conversion Rate in effect immediately prior to the record date for such dividend or distribution shall be adjusted by multiplying such Conversion Rate by a fraction:

(i)the numerator of which shall be the sum of  the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and  the total number of shares of Common Stock constituting such dividend or distribution; and

(ii)the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution.

Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the applicable record date.

(b)Subdivisions, Splits and Combinations of Common Stock.  If the Corporation shall subdivide or split the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to the effective date of such subdivision, split, combination or reclassification shall be adjusted by multiplying such Conversion Rate by a fraction:

(i)the numerator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision, split, combination or reclassification; and

(ii)the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision, split, combination or reclassification.

Any adjustment made pursuant to this Section 5(b) shall become effective immediately after the applicable effective date.

(c)Reorganization Events.  In the event of:

(i)any consolidation or merger of the Corporation with or into another Person pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii)any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets;

(iii)any reclassification of the Common Stock into securities, including securities other than the Common Stock;

(iv)any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in clauses (i) through (iv), a “Reorganization Event”), each share of Series A Convertible Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders thereof, become convertible into the kind and amount of securities, cash and other property receivable in such Reorganization Event that a holder of such share of Series A Convertible Preferred Stock would have been entitled to receive if such holder had converted its Series A Convertible Preferred Stock into Common Stock immediately prior to such Reorganization Event (such securities, cash and other property, the “Exchange Property”).  For purposes of this Section 5(c), the kind and amount of Exchange Property that a holder of Common Stock would have been entitled to receive upon a Reorganization Event if there is right to elect to receive the type of consideration receivable shall be deemed to be  the weighted average of the kind and amount of Exchange Property received by the holders of Common Stock that affirmatively make such an election or  if no holders of Common Stock affirmatively make such an election, the weighted average of the kind and amount of Exchange Property actually received by such holders.

6.General Provisions.

(a)The term “outstanding”, when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or any subsidiary of the Corporation.

(b)The term “Person” as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

(c)The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation  has caused this Certificate of Designations to be signed and acknowledged by the undersigned this 5th day of March, 2018.

VIEWRAY, INC.
By:
	Name:	Chris A. Raanes
	Title:	President and CEO